Exhibit 10.2

January 16, 2019

Robert Binney

Re:	Amended and Restated Employment Terms

Dear Rob:

Intersect ENT, Inc. (the “Company”) is pleased to offer you the position of Chief Commercial Officer on the following terms. These terms shall supersede and replace, in their entirety, the terms set forth in your most recent offer letter from the Company (which was effective June 23, 2011, as amended November 18, 2013, January 26, 2015, May 1, 2017, and April 2, 2018) (referred to herein as your “Offer Letter”).

You will be responsible for the management and oversight of all aspects of the Company’s operations and personnel related to global sales and marketing. You will continue to report directly to me, as the Company’s CEO, and you will continue to be based in Atlanta, Georgia. Of course, subject to your Good Reason rights described below, the Company may change your position, duties, and work location from time to time in its discretion.

Effective as of January 16, 2019 your base salary will be $345,000 per year, less payroll deductions and all required withholdings. You will be paid every other Friday and you will be eligible for the Company’s standard benefits, including: health, dental, and vision insurance, paid time off, and holidays (subject to the terms and conditions of such plans). Details about all our benefit plans are available for your review.

In addition, you will also be eligible for an annual bonus of up to 40% of your eligible annual earnings (base salary paid during the calendar year), less deductions and required withholdings. Your annual bonus will be determined in the sole discretion of the Company based upon an evaluation of both your performance and the Company’s performance, and such other criteria that the Company deems relevant. Bonuses are earned upon payment. Thus, in order to earn any such bonus, you must remain employed through the time when bonuses are paid in the first quarter after the end of the fiscal year to which the bonus applies. The Company may change compensation and benefits from time to time in its discretion. As an exempt salaried employee, you will not be eligible for overtime pay.

You have previously been granted various equity interests in the Company. Except as set forth herein, all such interests shall continue to be governed in all respects by the terms of the applicable plan documents and option and restricted stock unit agreements.

Rob Binney

January 16, 2019

As originally agreed in your Offer Letter, if you are a full-time employee at the time of the closing of a Change in Control (as defined below), 50% of the then unvested shares subject to all Company stock options and restricted stock units held by you shall be fully vested. Notwithstanding the foregoing, as a pre-condition of the accelerated vesting referenced in the immediately preceding sentence, you will be required to timely sign, date and return to the Company (or its successor), and to not subsequently revoke, a general release of all known and unknown claims in the form provided to you by the Company.

If within one month before or within 12 months after the closing of a Change in Control (as defined below), your employment is either (A) terminated by the Company or a successor entity without Cause (defined below)(and not in connection with death or disability), or (B) terminated by you due to your resignation for Good Reason (defined below), provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then 100% of the then unvested shares subject to all Company stock options and restricted stock units held by you shall be fully vested. Notwithstanding the foregoing, as a pre-condition of the accelerated vesting referenced in the immediately preceding sentence, you will be required to timely sign, date and return to the Company (or its successor), and to not subsequently revoke, a general release of all known and unknown claims in the form provided to you by the Company.

In addition, you shall receive the Severance Benefits (as defined below) if at any time your employment is either (i) terminated by the Company or a successor entity without Cause (defined below) (and not in connection with death or disability), or (ii) terminated by you due to your resignation for Good Reason (defined below), provided that such termination constitutes a Separation from Service” (as defined above).

For purposes of this letter agreement, the following definitions shall apply:

(1) Change in Control. “Change in Control” shall mean the following: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

Rob Binney

January 16, 2019

(2) Cause. “Cause” shall mean any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company; (iv) material failure to adhere to the Company’s corporate codes, policies or procedures as in effect from time to time; (v) material violation of any statutory, contractual, or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (vi) repeated failure, in the reasonable judgment of the Board, to substantially perform your assigned duties or responsibilities after written notice from the Board describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice; or (vii) material breach of the Company’s Employee Confidential Information and Inventions Agreement executed by you (“Confidential Information Agreement”).

(3) Good Reason. “Good Reason” shall mean any of the following which occurs without your written consent: (i) a relocation of the office where you are required to work to a location more than thirty-five (35) miles from the office where you previously were required to work; (ii) a material decrease in your base salary (except for salary decreases generally applicable to the Company’s other executive employees); or (iii) a material reduction in the scope of your duties or responsibilities, provided, however, that to resign for Good Reason, you must (1) provide written notice to the Company’s Chief Executive Officer within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 90 days after the expiration of the cure period.

(4) Severance Benefits. “Severance Benefits” shall mean (i) payment of twelve (12) months of your base salary, less all applicable withholdings and deductions, paid over such 12-month period immediately following the Separation from Service, on the schedule described below (the “Salary Continuation”); (ii) a lump sum payment equal to your annual target bonus prorated for the number of days of the then current bonus period worked prior to your Separation from Service; and (iii) if you timely elect continued coverage under COBRA, twelve (12) months COBRA reimbursement (with such reimbursement to cease if you become eligible for health insurance benefits through a new employer). Such Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Confidential Information Agreement during the period of time in which you are receiving the Severance Benefits; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service. The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation and the pro-rated target bonus payment that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled.

Rob Binney

January 16, 2019

As a condition of your employment, you are required to abide by the Company’s policies and procedures. You also agree to read, sign and comply with the Confidential Information Agreement.

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon your Termination of Services set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, the timing of the payments upon your Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Termination of Services, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon your Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.

Rob Binney

January 16, 2019

This letter, together with your Confidential Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written, including without limitation, all of your previous offer letters and agreements describing the terms of your employment with the Company, including your Offer Letter. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. Any action brought by either party under or in relation to this agreement, including without limitation to interpret or enforce any provision of this agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of San Mateo, California. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

You agree that you have been provided with an opportunity to consult with you own counsel with respect to this agreement.

If you wish to accept the revised employment terms described above, please sign and date this letter. The offer represented hereby shall be valid until January 31, 2019 and upon your acceptance shall be effective as of January 16, 2019 (“Commencement Date”).

Rob Binney

January 16, 2019

Congratulations on this new role at the Company. We look forward to continuing our work together.

Sincerely,

/s/ Lisa Earnhardt
Lisa Earnhardt
Chief Executive Officer

Understood and Accepted:

/s/ Robert Binney
Robert Binney	Date 1-17-19